Exhibit 10.1

Presbia Consulting Agreement

THIS CONSULTING AGREEMENT ("Agreement") is made effective as of February 1, 2019, by and between PRESBIA PLC hereafter referred to as “Presbia”, a company organized under the laws of Ireland with a principal place of business at Sandyford Office Centre, Suite 7, 17 Corrig Road, Sandyford Dublin 18, D18 N6K8, Ireland and mailing address at 8845 Irvine Center Drive, Suite 100, Irvine, CA 92618 USA, and_Richard T. Fogarty, hereafter referred to as "Consultant", an individual having an address at 3 Minikahda Dove Canyon CA 92679.

1.            Consultancy.  Presbia hereby retains Consultant, and Consultant hereby accepts such retention, commencing as of the date of this Agreement and continuing for one year thereafter, unless earlier terminated in accordance with Sections 6, 9(b) or 11 herein (the “Term”).

2.            Services.  Consultant shall serve as a consultant to Presbia and affiliates and perform the consulting services set forth in Exhibit A attached hereto when requested by Presbia (the “Consulting Services”). Consultant shall be available to perform the Consulting Services at all reasonable times during the Term as may be requested by Presbia.

3.            Compensation.  During the Term, Presbia shall compensate Consultant for the Consulting Services in accordance with the consulting fees set forth in Exhibit A (“Consulting Fees”), attached hereto for Consulting Services that are requested by Presbia in writing (email acceptable) and agreed to by Consultant (email acceptable).  Payment of Consulting Fees is contingent upon satisfactory completion of the requested Consulting Services by Consultant.  The parties agree that the Consulting Fees hereunder represent fair market value for the Consulting Services performed and are the result of an arms-length negotiation. While this Agreement is in effect, The Consultant will continue to vest in certain stock options previously awarded to the Consultant during 2018, until such time that this Agreement in no longer in effect.

4.            Expenses.  It is Presbia’s intent to standardize the cost and reimbursement for any services performed by Consultant.  All services are assigned a standard Consulting Fee as outlined in the attached Exhibit A. On rare occasions Presbia may agree to reimburse Consultant for travel expenses.  It is Presbia policy that all travel expenses must be approved in advance for Consultant travel and that reasonable expenses be reimbursed for travel, lodging and meals only when Presbia requests that Consultant attend a meeting on behalf of Presbia that Consultant would not normally attend on his own.  Presbia will not pay travel costs for any guests under any circumstances. Under these circumstances, Presbia will reimburse Consultant for expenses approved in advance by Presbia management in accordance with Presbia’s travel and expense reimbursement policies. Such expenses shall be reimbursed upon receipt of satisfactory proof of such expenditures.

5.            Invoices.  Consultant shall submit invoices to Presbia by the last business day of each month during the Term setting forth, in reasonable detail, the Consulting Services performed by Consultant during the month and all expenses for which Consultant is seeking reimbursement, together with support for such expenses as required herein.  Payment terms are 15 days upon receipt of invoice.

6.            Other Engagements.  During the Term, Consultant may be engaged by one or more third parties to perform other services.  Consultant must disclose to Presbia the name of such third party and the nature of services to be performed for such third party under any agreements that exist as of the date of this Agreement and shall promptly (no more than five business days after signing) notify Presbia of any future signed agreements and their terms.  Consultant represents and warrants to Presbia that Consultant is not currently and shall not during the Term become a party to any agreement which could reasonably be considered to conflict with Consultant's duties hereunder. Consultant shall use his best efforts to segregate work done under this Agreement from work performed for any third party or done with government funding, so as to minimize any questions of disclosure or ownership of rights concerning any Work Product or Confidential Information.  Presbia may terminate this Agreement immediately if, in its sole opinion, Consultant's performance of such work or engagement by a third party may conflict with Presbia's interests.  Consultant shall not disclose to Presbia any inventions, trade secrets or other information of third parties that Consultant does not have the unrestricted right to disclose and that Presbia is not free to use and disclose without liability.

7.            Inventions, Patents and Technology.  Consultant shall promptly and fully disclose to Presbia any and all inventions, improvements, discoveries, developments, original works of authorship, trade secrets or other intellectual property conceived, developed or reduced to practice by Consultant in connection with, or as a result of, the Consulting Services (the “Information”) and shall treat all such Information as the proprietary property of Presbia.  Consultant agrees to assign, and does hereby assign, to Presbia and its successors and assigns, without further consideration, Consultant’s entire right, title and interest in and to the

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Information whether or not patentable or copyrightable.  Consultant further agrees to execute all applications for patents, and/or copyrights, domestic or foreign, assignments and other papers necessary to secure and enforce rights related to the Information.  The parties acknowledge that all original works of authorship which are made by Consultant within the scope of his Consulting Services and which are protectable by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17USC Section 101).

8.            Confidentiality. Consultant agrees that he/she shall not use (except for Presbia’s benefit) or divulge to any third party, during the Term or thereafter, any of Presbia’s trade secrets or other proprietary data or information of any kind whatsoever, including but not limited to commercial, technical, pricing, product development and marketing information relating to Presbia and the parties’ relationship which are acquired by Consultant while operating under this Agreement ( collectively, the “Confidential Information”).  This obligation of confidentiality shall not apply to information:

a.Described, in its totality, in a patent or other printed publication at the time it was communicated by Presbia to Consultant or by Consultant to Presbia, whichever is the case.

b.In Consultant’s possession, in its totality, free of any obligation of confidence at the time it was communicated to Consultant.

c.Became known to the public, in its totality, to Consultant by a third party free of any obligation of confidence subsequent to the time it was communicated by Presbia to Consultant or by Consultant to Presbia, whichever is the case.

d.Lawfully communicated, in its totality, to Consultant by a third party free of any obligation of confidence subsequent to the time it was communicated by Presbia to Consultant or by Consultant to Presbia, whichever is the case.

Consultant further agrees that upon completion or termination of this Agreement, he/she will turn over to Presbia any notebook, data, information or other material acquired or prepared by Consultant in carrying out the terms of this Agreement.  However, subject to the confidentiality obligations herein, Consultant may keep one copy of such material for archival purposes.

The Consultant acknowledges that he/she may come into possession of material non-public information about Presbia PLC in connection with the Consulting Services.   The Consultant acknowledges that Presbia PLC’s securities are publicly traded in the U.S. on the NASDAQ Capital Market under the trading symbol “LENS.” The Consultant acknowledges and agrees that applicable securities laws prohibit the Consultant from buying or selling Presbia PLC’s securities while in possession of material non-public information and that, to the extent the Confidential Information disclosed hereunder constitutes material non-public information that would be subject to such laws, the Consultant will fully comply with such laws.

9.            Warranties and Covenants.

a.Absence of Restrictions.  Consultant represents and warrants to Presbia that he/she has full power and authority to enter into and perform this Agreement without conflict with any other agreements to which Consultant is a party, and covenants that he/she shall not enter into any agreement, or engage in any conduct, which conflicts with, or prevents the performance of, Consultant’s duties and obligations hereunder.  Consultant further represents and warrants that Exhibit B contains a full and accurate description of all agreements, to which Consultant is a party, requiring Consultant to perform consulting or other services similar to those to be performed by Consultant under this Agreement.

b.Absence of Debarment.  Consultant further represents and warrants that Consultant is not and has not been (i) debarred or convicted, and is not subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act (as amended), 21 U.S.C. § 335a; (ii) (A) listed by any government or regulatory agencies as ineligible to participate in a “Federal Health Care Program” (as that term is defined in 42 U.S.C. 1320a-7b(f)), or in any other government payment program, or (B) excluded, debarred, suspended or otherwise made ineligible to participate in any such program; (iii) listed on the General Services Administration’s List of parties Excluded from Federal Procurement and Nonprocurement Programs; or (iv) convicted of a criminal offense related to the provision of healthcare items or services, and is not subject to any such pending action. Consultant further represents and warrants (1) that, to the best of Consultant’s knowledge, Consultant has not engaged in any activity that could lead Consultant to become excluded or debarred as set forth above; and (2) Consultant does not and will not use in any capacity the services of any person

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excluded or debarred as set forth above. Consultant agrees to promptly inform Presbia in writing if Consultant is subject to any of the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Consultant’s knowledge, is threatened, and if Consultant is debarred or excluded as set forth above during the Term, Consultant agrees to immediately notify Presbia, and this Agreement shall automatically terminate as of the date of such exclusion or debarment without the requirement of notice from Presbia.

c.Compliance with Laws.  Consultant further covenants that at all times during the Term he/she shall perform the Consulting Services strictly in compliance with all applicable international, federal, state and local laws and regulations.

d.Compensation.  Consultant further represents and warrants that all Consulting Fees paid by Presbia to Consultant are for legitimate, bona-fide services, and no portion of the Consulting Fees paid by Presbia to Consultant has been or shall be paid or passed through to any other person or entity, if such payment or pass through either does or could be construed as violating in any way the applicable provisions of the U.S. Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1 et seq., including any administrative interpretations thereof.

e.Other Agreement.  Consultant agrees that during the Term, Consultant will not engage in or otherwise become involved in, directly or indirectly, the advisory board or anybody performing similar function of any competitor of Presbia and its affiliates without the express written consent of Presbia.  Consultant acknowledges and agrees that the provisions set forth in this section are reasonable under the circumstances and necessary for Presbia and that Presbia would suffer irreparable harm and other damage in the event of a breach hereof.  In the event of a breach by Consultant of the agreement set forth in this section, Presbia shall be entitled to such injunctive relief and damages, and also shall be entitled to reimbursement from Consultant of Presbia’s reasonable attorneys’ fees and costs incurred by Presbia in enforcing this section.

10.            Notice.  Any notice to Presbia hereunder shall be made in writing at the address set forth below:

Presbia PLC

c/o PresbiBio LLC

8845 Irvine Center Drive, Suite 100

Irvine, CA 92618

FAX +1.323.832.8447

Any notice to Consultant hereunder shall be made in writing at the address set forth above.  Notices hereunder shall be mailed, postage and fees prepaid, registered or certified mail with a return receipt requested; delivered to a nationally recognized carrier for next business day delivery; or sent by telex facsimile transmission with receipt showing successful transmission; and in each case shall be deemed effective upon delivery.

11.            Termination.  Either party may terminate this Agreement within its sole discretion by sending written notice of termination at least thirty (30) days prior to the intended termination to the other party.  Such termination shall be effective in the manner and upon the date specified in the notice and without prejudice to any claims which one party may have against the other.  In the event of such termination, Presbia shall be obligated to reimburse Consultant for Consulting Services actually performed by Consultant up to the effective date of termination.  Termination shall not relieve Consultant of his continuing obligations under this Agreement, particularly the requirements of paragraphs 7 and 8 listed above and which shall survive termination of this Agreement.

12.            Miscellaneous.

12.1Not an Employee.  Consultant is an independent contractor and is not an employee or agent of Presbia.  Consultant shall be entitled to no benefits or compensation from Presbia except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to employees of Presbia.  Consultant shall be solely responsible for any taxes or other similar charges relating to any compensation paid to Consultant under this Agreement.

12.2Non-Assignable.  This Agreement shall be non-assignable by Consultant unless prior written consent of Presbia is received.  If this Agreement is assigned or otherwise transferred, it shall be binding on all successors and assigns.

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12.3Severability.  If any provision of this Agreement is deemed invalid, all other provisions shall remain in full force and effect.

12.4Breach.  Each party hereto acknowledges, understands and agrees that a breach of this Agreement will cause irreparable injury to the other, and that no adequate or complete remedy at law is available to either party hereto for such breach.  Accordingly, each party hereto agrees that the other shall be entitled to enforcement of this Agreement by injunction, and hereby irrevocably waives any defense based on the adequacy of the remedy at law which might be asserted as a bar to said injunctive relief.  Should Presbia engage the services of attorneys to enforce its rights and protect its interest hereunder and prevails in such action, Consultant agrees to indemnify it for all reasonable attorneys' fees and any costs or expenses related to its efforts, including costs of suit.

12.5Entire Agreement.  This Agreement constitutes the entire agreement between the parties.  This Agreement sets forth all of the covenants, promises, agreements, conditions and understandings between the parties and there are no covenants, promises, agreements or conditions, either oral or written, between them other than herein set forth.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon either party unless reduced in writing and signed by them.

12.6Applicable Law.  This Agreement is entered into and executed in the State of California and shall be governed by the laws of such State without regard to conflict of laws rules.  Both parties submit to personal jurisdiction in California and further agree that any cause of action relating to this Agreement shall be brought exclusively in a court in Orange County, California.

12.7Further Assurances.  Each of the parties shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated by this Agreement.

12.8Press Releases.  Presbia shall have the right to prepare and distribute press releases or other communications announcing the existence of this Agreement and the subject matter hereof and other relevant information concerning Consultant, provided that Consultant shall have a prior opportunity to review and comment on such press releases or other communications.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

PRESBIA PLC	CONSULTANT

2/1/2019	2/1/2019
Date	Date

/s/ Mark Yung	/s/ Richard T. Fogarty
Signature	Signature
Mark Yung CEO	Richard T. Fogarty

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Presbia Exhibit A

Consulting Services, Consulting Fees and Commitments

Consulting Services:	Consulting Fees:	Consulting Service Commitments:

Financial and Accounting Support:

Consultant shall support the Presbia accounting and financial functions such as (i) respond to inquiries (ii) provide technical account (GAAP) support including drafting and reviewing technical memos (iii) review SEC filings (iv) support FP&A function by developing and maintaining financial models (v) support cash management and related projections.(vi) support stock-based compensation measurements and modeling

	$150/hour	As requested or required

Travel Expenses:

In rare circumstances Presbia may approve reimbursement of travel expenses.  On such occasions TRAVEL WILL BE ARRANGED BY PRESBIA and paid directly to the vendor, and documented by actual receipts.

*All presentations must be approved in advance by Marketing Dept. in order to meet requirements

	Amount to be determined based upon requirements. All travel expenses based on actual receipts	As requested

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Presbia Exhibit B

Third Party Agreements

Parties	Date of Agreement	Type of Agreement

None

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